FOR IMMEDIATE RELEASE

PAULA FINANCIAL ANNOUNCES ACQUISITION OF SUNLAND INSURANCE SERVICES AND EXPANSION OF PERSONAL LINES PRESENCE

PASADENA, California, May 24, 2006 - PAULA Financial (NASDAQ:PFCO) today announced that its operating subsidiary, Pan American Underwriters, Inc. has acquired the assets of Sunland Insurance Services, a specialty distributor of personal lines insurance with five offices located throughout California’s San Joaquin Valley.

Jeff Snider, Chairman and Chief Executive Officer of PFCO, commented, “We were very impressed with Sunland’s operation and are pleased that Mike Denman, Sunland’s owner, has accepted the position of President of Pan American’s Personal Lines Division. We anticipate that Mike will make a significant impact. We also anticipate this transaction will increase the top line by more than 5% in the first twelve months and will more than double Pan American’s current personal lines inventory.”

Mike Denman added, “Both Pan American and Sunland have extensive experience in the California insurance space. Sunland’s focus on personal lines compliments Pan American Underwriters’ expertise in commercial lines. Sunland will assume responsibility for the entire Personal Lines Division of the combined companies. Sunland has for 32 years handled the needs of individual policyholders in California’s Central Valley, representing many of the most competitive auto and property insurance companies in the State. Pan American, who recently celebrated its 60th anniversary, has offices statewide, making this expanded market available to Sunland.”

Terms of the transaction were not disclosed.

CAUTIONARY STATEMENT

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, continued successful expense control, acquisitions of companies or blocks of business and future compliance with Nasdaq listing requirements. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial and personal insurance products serving the risk management needs of agribusiness employers in the West since 1946. For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-KSB filed with the SEC on March 28, 2006.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500